Third Quarter 2008 Conference Call

Page #

EXHIBIT 99.2

To 8-K dated October 27, 2008

Second Quarter Earnings Release

Seacoast Banking Corporation

October 23, 2008

10:00 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to the Third Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.  I will now turn the call over to Chairman and CEO Mr. Dennis S. Hudson.  Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much and welcome to Seacoast’s Third 2008 Conference Call.  Before I begin…  Before we begin, I’d like to direct your attention to the statement at the end of our press release regarding forward statements. During the call, we are going to be discussing a number of issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our statements are intended to be covered within the meaning of Section 27A of the Act.

With me today is Jean Strickland, our President and Chief Credit Officer; Russ Holland, our Chief Banking Officer; and Bill Hahl, our CFO.  Also with us today is Doug Gilbert, our Vice Chairman.

Today, I’m going to be spending a fair amount of time talking about our credit quality, and then Bill is going to update us on some of the factors impacting our earnings this past quarter before we break for a few questions.

As most of you know, last quarter we aggressively marked down a number of our larger residential construction and land development exposures.  We said at the time that taking aggressive action would place us in a stronger position as we moved to accelerate our liquidation activities in the coming months.  We are pleased to report this quarter that we made significant progress, progress in bringing down those exposures through our ongoing liquidation work and through a successful sale of approximately $40 million in loan balances.  We believe we have substantially lessened our risk profile over the past couple of quarters.

Seacoast was among the first in Florida to recognize the housing deterioration that began in mid 2006 with an initial reserve build that occurred in the final quarter of that year. Since that time, we have committed significant resources to aggressively manage and quantify our exposure, which has provided us with a realistic and we think timely understanding of evolving market conditions.  This quarter saw significant progress.  We intend to be among the first to show marked improvement as we move forward.

I’d like to direct your attention to some of the supplemental tables we included this quarter at the end of our press release.  We have provided you with an eight quarter detailed trending for end of quarter loan balances, as well as increases and decreases for each of these loan types.  If you take a look at this table, you can see that construction and land development loans have been reduced by $125 million since year end, with most of the decline occurring in the most recent two quarters.  If you take a closer look, you’ll see that the residential component of our construction portfolio has declined the most; in fact, it has declined by 32% over the last two quarters.

This quarter we also provided you with a further breakout of the residential construction and development book split into five subcategories.  In this table, we have split each of those categories between larger loans (loans that are $4 million in size and greater) and smaller loans (under $4 million in size).  In this table, you will see that most of the liquidation has occurred in the large loan categories.  In fact, large residential construction loans have declined from $164 million in March of this year, March of 2008, to $98 million at the end of September.  This represents a 40% decline in this exposure and most of that occurred in the land and lot category, which is down by 53% over just the last two quarters.  So, again, we believe we have substantially reduced our exposure to residential land and land development loans over the past two quarters, and we remain committed to the execution of our systematic plan to reduce these exposures further in the coming months.

Now let’s turn to nonperforming assets.  We were pleased that our liquidation activities brought down the level of nonperformers this quarter.  Nonperformers, however, remain unacceptably high.  As we stated in late 2006 and as recently as last quarter, our problem assets are concentrated in our residential construction book.  Other parts of our loan portfolio are performing reasonably well considering market conditions. This performance reflects our decision to stay away from all of the exotic mortgage products that currently plague our industry.  We also chose not to participate in the aggressive programs to generate home equity loans and other consumer loans that now are showing signs of significant stress in the industry.  So, again, let me restate: Our problem assets are concentrated in our residential construction book.  That residential construction book has been under special scrutiny since late 2006.  We understand the risk profile.  We are focused on timely identification of loss potential and are in touch, real time, with market conditions.

If you turn again to the table at the end of our press release, you’ll see that most of our nonperforming loans are related to the residential development book. In fact, $55 million of our total $80 million in nonperforming assets are located there.  The remainder, incidentally, includes $5 million in foreclosed properties, $10 million in consumer, which is primarily residential mortgages, and approximately $10 million in commercial real estate mortgages.  We have provided a breakout of our nonperformers in the residential construction book; and as you look at it, you will see that a substantial portion of the remaining larger exposures is currently classified as nonperforming.  This certainly reflects the severe conditions that exist in the residential markets today.  However, with a substantial portion of our residential construction book classified as nonperforming, we believe we will see incremental nonperforming asset growth moderate while we continue our efforts to aggressively pursue liquidation efforts and other opportunities.

I guess to sum up, all of this points to reduced exposure going forward with respect to the residential problem.  We were on it early, and we plan to be the first to show marked improvement.

Now I’m going to turn the call over to Bill for a few more comments on the quarter. Bill.

William R. Hahl:

Thanks, Denny. Our third quarter 2008 net income and financial results declined when compared to 2007, driven by $1.9 million lower in net interest income and approximately $900,000 lower in noninterest income together with higher credit costs.  Loan balances outstanding compared to a year ago are down $150 million or 7.9% and nonperforming assets have increased from a year ago by $34 million, accounting for the lower net interest income results and a margin decline of 37 basis points compared to the third quarter a year ago.  On a linked-quarter basis, the margin declined 12 basis points to 3.57%, mostly due to the substantial competition for deposits keeping deposit interest rates disproportionately high even though the Fed cut rates back in April of 2008, while our prime-based loans have replaced lower.

In this environment, our focus has been on building customer relationships and organic transaction deposit growth while avoiding the higher cost certificates of deposits that the competition has been heavily promoting. Our progress this quarter in acquiring new deposit households was much improved from a year ago with new deposit relationship acquisitions up 25% compared to new relationships a year ago.  Our year-over-year deposit growth, excluding the Orlando region, was $135 million or 8.8%. As of June 30, 2008, we have regained our number one market share position in Martin County for deposits in this legacy market where nearly 50% of our total deposits reside.  The bank we acquired in Orlando in 2005 had a deposit-base comprised of many large commercial relationships, which were dependent upon construction and sale of real estate, such as attorneys, title companies, construction companies, and others. Over the past year, these deposit relationships have declined as a result of the slowing of real estate transactions and have accounted for a decline of approximately $150 million in deposits in this market.  Going forward, we believe we will begin to see deposit growth in this market as our retail deposit strategy has been effective there, as well as in the other markets.

As I mentioned earlier, we have experienced substantial certificate of deposit pricing pressure from competitors in all our markets. Our success in growing retail relationships and balances this quarter allowed us to rely less on certificate of deposits for deposit growth and liquidity and avoid the higher rates paid by competitors this quarter.  Our add-on rates for CDs in the third quarter averaged approximately 3.5%, versus the competitors’ rates of a low of 4% to a high of 4.8% for the same maturities.  As a result, the average cost of certificates for the third quarter were down 35 basis points to 3.64%, compared to the second quarter, and the cost of all deposits declined 6 basis points to 2.6%, compared to 2.66% in the second quarter.

Looking at the noninterest income area, in light of the unprecedented economic challenges as a result of the deterioration in the housing market, fee-based revenues were lower when compared to 2007.  Compared to a year ago, marine finance fees were off approximately $300,000, wealth management revenues were down $200,000, and merchant service revenues were off nearly $200,000, accounting for the majority of the decline in noninterest income.  On a linked-quarter basis, the same revenues were also down as a result of normal seasonal slowness that impacts these businesses and the more general economic weakness impacting our markets.  We expect some improvement in the next two quarters for these fee-based businesses as these are normally seasonally strong quarters.

Lastly, overhead was in-line with expectations with slightly higher legal fees as a result of the increased number of problem credits both for the quarter and year-to-date. Year-to-date overhead was nearly unchanged from a year ago, and this is consistent with our prior guidance of no substantial increase or decrease in noninterest expenses for the year.

Going forward, management intends to continue with its cost reduction measures, and we’ll have more information on the size and the nature of those reductions in next quarter’s call.  Denny.

Dennis S. Hudson III:

Thanks, Bill. I want to end with a few comments on capital.  As you saw, our capital ratios grew this quarter as risk-based assets declined. In fact, our risk-based capital ratio now stands at 11.7%, which is up from 11.4% last quarter.  This is well in excess of the 10% level to be considered well capitalized.  Given the muted outlook for short-term growth, we will likely see our capital ratios continue to grow in the coming quarters.  As I have said, our number one priority for 2008 has been asset quality. Our capital strength has afforded us with the ability to move forward on a very aggressive basis as we continue our liquidation efforts that will bring the necessary improvements in asset quality.

As we move through the balance of this cycle, we will see, as I said last quarter, an entirely new competitive dynamic develop in Florida; and boy, when you look at what has just happened over the last month or so, not a truer statement could be made. I find it instructive to see many of our business customers across a broad range of industries doing better today than anyone thought could be possible. The common factor, as I said last quarter, is a dramatic change in their competitive environment.  We are fast approaching that dynamic in our business as well.  That is why it is important for us to continue to maintain our focus on exiting out of our weaknesses as quickly as possible, as we also continue to build on our earnings momentum.

I want to again this quarter thank our associates and officers who continue to work long and hard hours in remarkably difficult circumstances; and to our customers, I wish to express my confidence in our Board, our management team, and in our financial strength which continues to ensure our safe and sound operation in this difficult environment.

Before I open it up for questions, let’s summarize. Our success on the problem asset liquidation front was very successful this quarter; in fact, more successful than we anticipated, and this liquidation success was focused on our largest credit exposures.  As a result, our credit profile has improved significantly over the past six months. Our capital and liquidity both improved this quarter.  Our capital levels increased and are expected to continue to grow in the coming months.  Our sources of liquidity were double this quarter to over $800 million, and we did not draw on any of those sources during the quarter due to, as Bill just said, very strong consumer deposit growth, much better in fact than any of us anticipated over this summer.  Our strong and diverse consumer funding base actually improved during the quarter, and we don’t rely on any external sources of wholesale funding at all.  So as I see it, Seacoast remains a remarkable value today.  Our risks are well understood and well communicated with the Street.  We have made remarkable progress in reducing those risks.  Moreover, we are committed to continue our progress in the coming quarters, and we trade today at a negative premium to core deposits.

So with that, I’m going to open up the line to questions, and we’d be glad to answer any questions you have.

Operator:

Thank you.  We will now begin the question-and-answer session. If you have a question, please press star, then one, on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers.  Once again, if there are any questions, please press star, then one, on your touchtone phone.

Our first question comes from Christopher Marinac from Fig Partners. Please go ahead.

Christopher Marinac:

Hey, Denny, it’s Chris Marinac.  How are you?

Dennis S. Hudson III:

Fine. Hey Chris.

Christopher Marinac:

Just want to ask a question I guess about your feeling about commercial real estate and to what extent it follows other issues into trouble, whether it be for you or for others?  I just wanted an update on how that feels to you, both from a Seacoast perspective as well as the market in general.

Dennis S. Hudson III:

Well, we have been saying for several quarters that we’re seeing weakness in the commercial real estate market in terms of vacancies and the like. It’s pretty broadly felt, pretty significantly; most significant would be in some of the retail areas. Having said that, while we see that weakness that is there and we’re very concerned about it, we don’t see it affecting at this point our portfolio in any significant way.  If you think about it, Chris, those exposures are very, very different than the exposures we’re dealing with on the residential side. The common risk that is there on the residential side is the sale of residential product and most of our commercial real estate exposures are developed properties that are occupied and not dependent on the sale of product and the like.  So I’m sure we’ll see some weakness as we go through time, but I don’t anticipate it being anywhere near as significant as the problems we have seen develop in the residential side over the last year.  I think that’s probably true for the whole industry.

Having said all of that, as we said several quarters ago, we’ve restricted our lending in those areas due to very, very difficult market conditions, and we’ve been under that restriction for a year or more.  So I guess that’s my comment.

Christopher Marinac:

That’s great. Then just to follow-up on the statistics you gave in the press release about the various property types and loan types, how much more change do you see these coming down? I mean obviously there’s more to go, but I just want to get a gauge of how much through the decline of these balances do you think we are?

Dennis S. Hudson III:

You know now we are speculating, because we are not sure what those liquidation efforts are going to look like over this coming quarter and the next quarter, but we’ve moved significantly through it.  That is all I can tell you, and we’re probably half way there.  I mean we’ve made remarkable progress from the last two quarters, as you heard, and we have some more to go.  But I would also tell you that we focused first on the biggest, nastiest problems; and as we move forward, they get smaller and less nasty.

Christopher Marinac:

Would that mean that the loss content is a little bit different in your favor as they get less nasty?

Dennis S. Hudson III:

That would be the implication. I hesitate to say that because we’re just not sure what kind of market we’re moving into.

Christopher Marinac:

Understand.  Okay great, Denny.  Thank you.

Dennis S. Hudson III:

Uh-huh.

Operator:

Thank you. Our next question comes from Dave Bishop from Stifel Nicolaus. Please go ahead.

Dave Bishop:

Hey Denny, how you doing?

Dennis S. Hudson III:

Hey.

Dave Bishop:

Hey, I was just looking to get some color in terms of the marks maybe you took in terms of the loans that were sold there—maybe give us a sense of what pricing is looking like in the market there and how that’s trended over the past 30 to 90 days?

Dennis S. Hudson III:

Well, Russ can weigh in here, but I think the general comment we probably make is that the marks are very wide.  In terms of the original principal balance, it’s going to range from $0.30 to $0.90. Russ, what did we say our average was?

H. Russell Holland:

We averaged $0.52.

Dennis S. Hudson III:

$0.52, something like that, consistent with what you’re hearing from others.  The markets got squirrelly at the end of September; there’s no question about it. We were fortunate that we had concluded most of our negotiating prior to that period.

Dave Bishop:

Is there any fall-throughs as a result of the market turmoil?

Dennis S. Hudson III:

Not really. I would say we had some other credits that we were very close to selling and you couldn’t say they fell through because we never quite got there; but we probably had others we were ready to pull the trigger on and we are probably going to push those into this quarter.

Dave Bishop:

Gotcha.  As we…

Dennis S. Hudson III:

The numbers weren’t huge though, maybe another 10-plus million.

Dave Bishop:

As we look at … turning of the page here in terms of the net interest margin as it relates to the Fed and the most recent rate cut and maybe perspective rate cut, the ability to hold the margin at these levels here.

Dennis S. Hudson III:

Generally I think they were in pretty good shape there.  I think the whole competitive deposit environment is changing now very rapidly as a result of what happened over the last couple of weeks. Comments, Bill?

William R. Hahl:

Yeah, it’s probably too early to tell, but even over the last couple of weeks, the number of ads for the extraordinarily high rates being paid in the market have disappeared down to a one or two now, and I have seen recently that they’ve come off their rates—not by the 50 basis points, but at least they have lowered them down.  We took immediate action in our rates and began lowering some of our product rates and so forth. But, as Denny said, it’s going to be probably a little bit more time before we can really see whether or not the market conditions will improve such that we can continue to have those lower rates. So that’ll be the margin. We are still forecasting loan repayments and reductions probably somewhere $50 to 60 million in the fourth quarter; and with stalled out new loan growth, that’s going to put some pressure on the margin as well.

Dave Bishop:

Can you quantify the pressure from NPAs this quarter?

William R. Hahl:

No, not really.  I can’t quantify that at this time.

Dennis S. Hudson III:

I would say, though, that we had some accrued interest reversals and the like. It was probably comparable to what we felt last quarter.

Dave Bishop:

Gotcha.

Dennis S. Hudson III:

As you saw, nonperforming assets stabilized this quarter, didn’t grow, went down slightly, so we had a lot of movement in them, as you can appreciate, given that we sold almost $40 million in nonperformers.  As that movement occurs, you know there’s some adjustment to accrued interest, that sort of thing.  So we continue to feel the pressure, I guess, that we felt last quarter when they increased.  As we go forward, we are looking for that to maintain its stability and begin to come down, we hope.

Dave Bishop:

Thank you.

Dennis S. Hudson III:

Thanks.

Operator:

Once again, if there are any questions, please press star, then one.

Our next question comes from Paul Connolly from Southwell. Please go ahead.

Paul Connolly:

Good morning.

Dennis S. Hudson III:

Morning.

Paul Connolly:

Could you just… I didn’t hear you clearly, was it a $0.62 on the dollar or $0.52 on the dollar on the average loans sold?

Dennis S. Hudson III:

We said five-two, 52.

Paul Connolly:

Five-two, okay great. Thank you.  So…

Dennis S. Hudson III:

Just to be clear, there were many assets sold at a higher price, probably as high as 90s and others lower and that was kind of an average.  So it’s very dangerous to talk in those numbers because every asset is different and it has a great range.

Paul Connolly:

But along those lines…

Dennis S. Hudson III:

I would tell you the bids we get and the offers we get for purchase are very wide between buyers and so they can be significant.

Paul Connolly:

Along those lines, the provisions that you took previously on those loans were pretty much in line with market as when you sold these, you didn’t take additional marks did you?

Dennis S. Hudson III:

Yeah, that’s generally true; although, we sold a little more than we thought we would.  We were a little more successful. That created some credit costs. Again, we were pretty aggressive in pushing more of those residential credits into a nonperforming status; and as we did that, we took some marks in terms of reserve build and that sort of thing associated with those new credits.

Paul Connolly:

The $38 million sold in the third quarter, how does that compare to the second and the first quarter?

Dennis S. Hudson III:

Very little, right?

H. Russell Holland:

Yeah, to a significantly greater activity in the third quarter than the first and second.  We were doing maybe $5 to $10 million at most in the first and second quarter.

Dennis S. Hudson III:

Right.

Paul Connolly:

Okay.  Then could you comment just on 30 to 89 days past due?

Dennis S. Hudson III:

I think they were… Bill’s going to grab it here.  I didn’t see a lot of movement there in most of the categories. There was maybe a couple million.

William R. Hahl:

30 to 89…

Paul Connolly:

I think last quarter it was like 17.5 at the end of the quarter.

Dennis S. Hudson III:

Yeah, and it’s maybe a couple million higher, something like that.

Paul Connolly:

Okay, so just call it 20 today.

Dennis S. Hudson III:

A little under that.

Paul Connolly:

Okay, so when like this quarter basically you had $38 million of loans that slide into NPAs as you sold $38 million roughly, what are the trends that you’re seeing or you expect to see going forward?

Dennis S. Hudson:

Well, we provided some pretty granular information at the bottom of our press release. When you look carefully at those tables, you can begin to kind of see what the trends are looking like there.  I guess I would just state that we have seen some very dramatic reductions in larger exposures in the residential development book; and as those numbers come down, the potential for NPA growth becomes a little less.  Then second of all, you can see that, at this point in the cycle, we have a substantial portion of that book on nonaccrual today.  So when you understand that the problems are coming from the larger credits, which is no surprise to anybody, and they are concentrated in the residential book, it stands to reason that we will begin to moderate in terms of that growth, and that’s where we believe we are.  Also, we have been at this for a good long while, really since the middle of ’06, and super intensively over the last 12-13 months, so we think we have a pretty good handle on what’s good and what’s not.  So I think we are cautiously optimistic that we are going to see less flowing in over the next couple of quarters than we have in the last couple of quarters.

Paul Connolly:

Okay.  Last question: You have a shelf out there, which you haven’t drawn under, drawn anything down under, any comments toward the TARP program and your desire to participate in that?

Dennis S. Hudson III:

We are looking at it.  We haven’t got anything to say about that other than we will carefully explore it.  It would appear to be very reasonably constructed and priced, and it’s something we will look at very, very carefully.

Paul Connolly:

Great. Thank you.

Operator:

Our next question comes from Jim Delisle from Cambridge Place. Please go ahead.

Jim Delisle:

It was asked and answered in the last question. Thank you.

Dennis S. Hudson III:

Thank you.

Operator:

Once again, if there are any questions, please press star, then one.  I’m showing that we have no further questions.

Dennis S. Hudson III:

Well thank you all for attending today.  I think we have made some remarkable progress this quarter.  We are committed to continue those efforts.  As we do so, we will hopefully begin to see some of our numbers improve in the next few quarters. Thank you for your attendance.

Operator:

Thank you, ladies and gentlemen. This concludes the Third Quarter Earnings Release. Thank you for your participation. You may all disconnect.